EXHIBIT 10.70

THIRD AMENDMENT TO STANDARD INDUSTRIAL / COMMERCIAL
MULTI -TENANT LEASE-NET

This Third Amendment to Standard Industrial/Commercial Multi -Tenant Lease-Net (the "Amendment") is made as of this 30th day of April, 2015, by and between FR National Life, LLC, a Delaware limited liability company ("Lessor") and PhotoMedex, Inc, a Nevada corporation ("Lessee").

RECITALS

A.            WHEREAS, Landlord and Tenant entered into that certain Standard Industrial/Commercial Multi -Tenant Lease-Net dated March 17, 2005 for the space commonly known as 2375 Camino Vida Roble, Suite B, Carlsbad CA 92011, comprising approximately 8,000 rentable square feet as Amended by the First Amendment to Standard Industrial/ Commercial Multi- Tenant Lease Net dated February 22nd, 2012.

B.

C.            WHEREAS, Landlord and Tenant entered into that certain Standard Industrial/Commercial Multi -Tenant Lease-Net dated February 22, 2012 for the space commonly known as 2375 Camino Vida Roble, Suite C, Carlsbad CA 92011, comprising approximately 3,320 rentable square feet for a combined approximately 11,320 rentable square feet combined in the two (2) lease documents.

D.            WHEREAS, Landlord and Tenant entered into that certain Second Amendment to Standard Industrial/Commercial Multi -Tenant Lease-Net dated August 8th, 2014 to expand into the space commonly known as 2365 Camino Vida Roble, Suite B, Carlsbad CA 92011, comprising approximately 5,669 rentable square feet for a combined approximately 16,903 rentable square feet combined in the two (2) lease documents and First & Second Amendment (the "Current Premises").

E.            WHEREAS, Lessor and Lessee desire to amend certain terms of the Lease in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the terms and provisions of this Amendment, Lessor and Lessee agree as follows:

1.
Defined Terms.  All terms used in this Amendment but not otherwise defined in this Amendment shall have the same meanings respectively ascribed to them in the Lease.  The Lease, as modified by this Amendment, is referred to as the "Lease".

2.	Term. The term of the Lease shall be extended Twenty Four (24) months commencing October 1, 2015 and expire September 30, 2017.

3.	Rental Rate. The monthly Base Rent for the Current Premises shall be payable as follows:
Period	Base Rent
10/1/15-9/30/16	$ 16,226.88
10/1/16-9/30/17	$ 16,713.68

4.
Operating Expenses.  In addition to the Base Rent, Lessee shall pay its proportionate share of the NNN Expenses including Real Property Taxes, Real Property Insurance and Common Area Maintenance charges. Estimated NNN charges verses actual expenses shall be reconciled annually. HVAC maintenance and repair are included in the Lessor's NNN expense.  Lessee shall be responsible for paying directly their separately metered utilities servicing the Premises.

5.
Tenant Improvement Allowance. Included in the Base Rental Rate quoted above, Lessor shall provide Lessee with a one-time Lessee Improvement Allowance up to Forty Two Thousand Dollars ($42,000.00) ("TI Allowance") to complete improvements to the Premises.  Lessee hereby covenants and agrees that Lessee shall utilize the TI Allowance to perform the following tenant improvements:  (i) Install new ADA restroom, tie into existing sewer as needed and repair floor as needed (ii) HVAC: install new supply and returns for existing west half of office area. Install new thermostat and start up system.  Install fan for new and existing rest room and vent to outside (iii) Install new kitchenette with 8' of base cabinets.  Install pony wall with counter (iv) Electrical; Install electrical as needed to feed (30) work stations and printer at interior offices and a new refrigerator, microwave and two insta-hot water heaters and convenience outlets in bath and kitchenette area.  Install three new 2 X 4 troffer style light fixtures in office area and relocate as needed.  Install two new 20 amp circuits in warehouse area for convenience outlets and router station (v) Flooring: Install new commercial grade carpet in existing front office area.  Install new vinyl with cove in new bathroom.  Stain and seal kitchenette area.  Prep and patch as needed.  (vi) Doors & Painting:  Install one new 3070 door.  Relocate one existing door.  Drywall to match existing and paint affected areas as needed (vii) Fire: Install new fire sprinklers as needed in new bathroom (viii) Install new drain and water supply for sinks at west warehouse area (collectively, the "Permitted Lessee TI Work"). The design of the Permitted Lessee TI Work shall be approved by Lessor which Lessor shall not unreasonably withhold or delay its consent to, and approval of, any changes that Lessee proposes to make in the Permitted Lessee TI Work; however, Lessee shall be required to reasonably evidence to Lessor that the cost of any changes to the Permitted Lessee TI Work shall be covered by (i) the TI Allowance (in addition to all other costs to be incurred in connection with the performance of the Permitted Lessee TI Work that will remain unchanged) or (ii) Lessee's own funds (and Lessee shall provide to Lessor reasonable evidence of the availability of such funds of Lessee).  Lessee may request periodic disbursements of the TI Allowance (no more frequently than monthly and in no smaller amounts than $5,000); however, as a condition precedent to any disbursement of the TI Allowance (except the final disbursement for which unconditional final lien waivers shall be required), Lessee shall be required to deliver to Lessor, in form and substance reasonably satisfactory to Lessor, conditional lien waivers from each contractor, subcontractor, supplier and materialman (collectively, "Contractors") for which Lessee is seeking a payment, together with any other documentation that would normally and customarily be delivered in connection with a draw request for an institutional lender's construction loan, if and to the extent requested by Lessor.  A 10% retainage shall be deducted from each disbursement of the TI Allowance and Lessor shall continue to hold that retainage pending completion of the Permitted Lessee TI Work and delivery of final and unconditional lien waivers from all Contractors engaged in the performance of any aspect or component of the Permitted Lessee TI Work.  Lessee shall perform the Permitted TI Lessee Work in compliance with all applicable laws in connection with, the performance of the Permitted Lessee TI Work, but Lessor shall reasonably cooperate with Lessee's efforts, at no out-of-pocket expense to Lessor.  All Permitted Lessee TI Work shall be deemed Lessor's property upon the termination or expiration of the Lease, unless Lessor requires Lessee to remove all or any portion of the Permitted Lessee TI Work.  Lessor shall have the right to reasonably approve all Contractors; all Contractors shall be duly licensed.  Lessor shall have no responsibility or obligation, of any nature whatsoever, in connection with the design and construction of the Permitted Lessee TI Work, other than the provision of the TI Allowance.  In the event that Lessee fails to request a disbursement of all of the TI Allowance on or before December 31, 2015, Lessee shall automatically be deemed to have waived its right to the application and expenditure of the remaining (unrequested) funds in the TI Allowance. Lessee shall be solely responsible for the payment of all costs incurred in connection with the construction and installation of the Permitted Lessee TI Work, if and to the extent that such costs exceed the TI Allowance.
6.	Security Deposit. The Total Security Deposit on hand totaling $10,751.00 shall be increased by $5,962.68 to equal a Security Deposit amount of $16,713.68.
7.	Option to Renew. Per Exhibit A, Lessee has two (2) fair market value option to renew the lease for a period of Twenty Four (24) months.

8.
Conflict.  In the event there is conflict or inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall control.  Except as otherwise expressly amended hereby, the Lease shall remain in full force and effect according to its terms.

9.
Counterparts; Facsimile.  This Amendment may be executed in two (2) or more counterparts, each of which shall be considered an original and all of which, when taken together, shall constitute one (1) instrument.  A facsimile counterpart of this Amendment shall be deemed an original for all relevant purposes.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the date first written above.

LESSOR:

FR National Life, LLC. a Delaware limited Liability Company

By:	By: First Industrial, L.P., a Delaware limited partnership, its sole member

By:	First Industrial Realty Trust, Inc., a Maryland corporation, its sole general partner

By: _/s/ Ryan McClean

Its:  Senior Regional Director

Date:   5/1/15

LESSEE:

PhotoMedex, Inc, a Nevada corporation

By: /s/ Dennis M. McGrath

Its: President & CFO

Date: :  4/28/15

EXHIBIT A
OPTION TO RENEW
1.            Lessee shall have the option ("Renewal Option") to renew this Lease for two (2) term of Twenty Four (24) months ("Renewal Term"), on all the same terms and conditions set forth in this Lease, except that Base Rent during the Renewal Terms shall be equal to the greater of (i) Fair Market Rent (as defined in Section 2 below) and (ii) the Renewal Rent Floor (as defined below).  The "Renewal Rent Floor" shall be the rate of Base Rent in effect as of the expiration of the Original Term or the first Renewal Term, as applicable. Lessee shall deliver written notice to Lessor of Lessee's election to exercise the Renewal Option ("Renewal Notice") not less than one hundred eighty (180) days, nor more than two hundred seventy (270) days, prior to the expiration date of the Original Term or the then-current Renewal Term, as applicable; and if Lessee fails to timely deliver the Renewal Notice to Lessor, then Lessee shall automatically be deemed to have irrevocably waived and relinquished the Renewal Option.

2.             "Fair Market Rent" shall be determined by Lessor, in its sole, but good faith, discretion based upon the annual base rental rates then being charged (as of the date on which Lessee delivers the applicable Renewal Notice) in the industrial market sector of the geographic area where the Building is situated for comparable space and for a lease term commencing on or about the commencement date of the applicable Renewal Term and equal in duration to the applicable Renewal Term, taking into consideration:  the geographic location, quality and age of the building; the location and configuration of the relevant space within the applicable building; the extent of service to be provided to the proposed Lessee thereunder; applicable distinctions between "gross" lease and "net" leases; the creditworthiness and quality of Lessee; leasing commissions; and any other relevant term or condition in making such evaluation, as reasonably determined by Lessor.  Lessor shall notify Lessee of Lessor's determination of Fair Market Rent for the Renewal Term, in writing (the "Base Rent Notice") within thirty (30) days after receiving the applicable Renewal Notice.

3.            Lessee shall then have fifteen (15) days after Lessor's delivery of the Base Rent Notice in which to advise Lessor, in writing (the "Base Rent Response Notice") whether Lessee (i) is prepared to accept the Fair Market Rent established by Lessor in the Base Rent Notice and proceed to lease the Premises, during the Renewal Term, at the greater of (y) Fair Market Rent or (z) the Renewal Rent Floor; or (ii) elects to withdraw and revoke its Renewal Notice, whereupon the Renewal Option shall automatically be rendered null and void; or (iii) elects to contest Lessor's determination of Fair Market Rent.  In the event that Lessee fails to timely deliver the Base Rent Response Notice, then Lessee shall automatically be deemed to have elected (i) above.  Alternatively, if Lessee timely elects (ii), then this Lease shall expire on the original expiration date of the initial Term or the then current Renewal Term, as applicable.  If, however, Lessee timely elects (iii), then the following provisions shall apply:

3.1            The Fair Market Rent shall be determined by either the Independent Brokers or the Determining Broker, as provided and defined below.

3.2            Within fifteen (15) days after Lessee delivers its Base Rent Response Notice, electing (iii), each of Lessor and Lessee shall advise the other, in writing (the "Arbitration Notice") of both (i) the identity of the individual that each of Lessor and Lessee, respectively, is designating to act as Lessor's or Lessee's, as the case may be, duly authorized representative for purposes of the determination of Fair Market Rent pursuant to this Section 3 (the "Representatives"); and (ii) a list of three (3) proposed licensed real estate brokers, any of which may serve as one of the Independent Brokers (collectively, the "Broker Candidates").  Each Broker Candidate:
(A)	shall be duly licensed in the jurisdiction in which the Premises is located;
(B)
shall have at least five (5) years' experience, on a full-time basis, leasing industrial space (warehouse/distribution/ancillary office) in the same general geographic area as that in which the Premises is located, and at least three (3) of those five (5) years of experience shall have been consecutive and shall have elapsed immediately preceding the date on which Lessee delivers the Renewal Notice; and

(C)
shall be independent and have no then-pending (as of the date Lessor or Lessee designates the broker as a Broker Candidate) brokerage relationship, formal or informal, oral or written, with any or all of Lessor, Lessee, and any affiliates of either or both of Lessor and Lessee ("Brokerage Relationship"), nor may there have been any such Brokerage Relationship at any time during the two (2) year period immediately preceding the broker's designation, by Lessor or Lessee, as a Broker Candidate.

3.3            Within fifteen (15) days after each of Lessor and Lessee delivers its Arbitration Notice to the other, Lessor and Lessee shall cause their respective Representatives to conduct a telephonic meeting at a mutually convenient time.  At that meeting, the two (2) Representatives shall examine the list of six (6) Broker Candidates and shall each eliminate two (2) names from the list on a peremptory basis.  In order to eliminate four (4) names, first, the Lessee's Representative shall eliminate a name from the list and then the Lessor's Representative shall eliminate a name therefrom.  The two (2) Representatives shall alternate in eliminating names from the list of six (6) Broker Candidates in this manner until each of them has eliminated two (2) names.  The two (2) Representatives shall immediately contact the remaining two (2) Broker Candidates (the "Independent Brokers"), and engage them, as behalf of Lessor and Lessee, to determine the Fair Market Rent in accordance with the provisions of this Section 3.

3.4            The Independent Brokers shall determine the Fair Market Rent within thirty (30) days of their appointment.  Lessor and Lessee shall each make a written submission to the Independent Brokers (no more than ten (10) pages in length, in the aggregate, per submitting party), advising of the rate that the submitting party believes should be the Fair Market Rate, together with whatever written evidence or supporting data that the submitting party desires in order to justify its desired rate of Fair Market Rent; provided, in all events, however, that the aggregate maximum length of each party's submission shall not exceed ten (10) pages (each such submission package, a "FMR Submission").  The Independent Brokers shall be obligated to choose one (1) of the parties' specific proposed rates of Fair Market Rent, without being permitted to effectuate any compromise position

3.5            In the event, however, that the Independent Brokers fail to reach agreement, within twenty (20) days after the date on which both Lessor and Lessee deliver the FMR Submissions to the Independent Brokers (the "Decision Period"), as to which of the two (2) proposed rates of Fair Market Rent should be selected, then, within five (5) days after the expiration of the Decision Period, the Independent Brokers shall jointly select a real estate broker who (x) meets all of the qualifications of a Broker Candidate, but was not included in the original list of six (6) Broker Candidates; and (y) is not affiliated with any or all of (A) either or both of the Independent Brokers and (B) the real estate brokerage companies with which either or both of the Independent Brokers is affiliated (the "Determining Broker").  The Independent Brokers shall engage the Determining Broker on behalf of Lessor and Lessee (but without expense to the Independent Brokers), and shall deliver the FMR Submissions to the Determining Broker within five (5) days after the date on which the Independent Brokers select the Determining Broker pursuant to the preceding sentence (the "Submission Period").

3.6            The Determining Broker shall make a determination of the Fair Market Rent within twenty (20) days after the date on which the Submission Period expires.  The Determining Broker shall be required to select one of the parties' specific proposed rates of Fair Market Rent, without being permitted to effectuate any compromise position.

3.7            The decision of the Independent Brokers or the Determining Broker, as the case may be, shall be conclusive and binding on Lessor and Lessee, and neither party shall have any right to contest or appeal such decision.  Judgment may be entered, in a court of competent jurisdiction, upon the decision of the Independent Brokers or the Determining Broker, as the case may be.

3.8            In the event that the initial Term expires and the Renewal Term commences prior to the date on which the Independent Brokers or the Determining Broker, as the case may be, renders their/its decision as to the Fair Market Rent, then from the commencement date of the Renewal Term through the date on which the Fair Market Rent is determined under this Section 3 (the "Determination Date"), Lessee shall pay monthly Base Rent to Lessor at a rate equal to 110% of the rate of monthly Base Rent in effect on the expiration date of the initial Term (the "Temporary Base Rent").  Within ten (10) business days after the Determination Date, Lessor shall pay to Lessee, or Lessee shall pay to Lessor, depending on whether the Base Rent for the Renewal Term is less than or greater than the Temporary Base Rent, whatever sum that Lessor or Lessee, as the case may be, owes the other (the "Catch-Up Payment"), based on the Temporary Base Rent actually paid and the Base Rent due (as determined by the Independent Brokers or the Determining Broker, as the case may be) during that portion of the Renewal Term that elapses before the Catch-Up Payment is paid, in full (together with interest thereon, as provided below).  The Catch-Up Payment shall bear interest at the rate of Prime (defined below), plus five percent (5.0%) per annum from the date each monthly component of the Catch-Up Payment would have been due, had the Fair Market Rent been determined prior to the commencement of the Renewal Term, through the date on which the Catch-Up Payment is paid, in full (inclusive of interest thereon).  For purposes hereof, "Prime" shall mean the per annum rate of interest publicly announced by Wells Fargo Bank, N.A. (or its successor), from time to time, as its "prime" or "base" or "reference" rate of interest.

3.9            The party whose proposed rate of Fair Market Rent is not selected by the Independent Brokers or the Determining Broker, as the case may be, shall bear all costs of all counsel, experts or other representatives that are retained by both parties, together with all other costs of the arbitration proceeding described in this Section 3, including, without limitation, the fees, costs and expenses imposed or incurred by any or all of the Independent Brokers and the Determining Broker.
3.10            Unless otherwise expressly agreed in writing, during the period of time that any arbitration proceeding is pending under this Section 3, Lessor and Lessee shall continue to comply with all those terms and provisions of this Lease that are not the subject of their dispute and arbitration proceeding, most specifically including, but not limited to, Lessee's monetary obligations under this Lease; and, with respect to the payment of Base Rent during that portion of the Renewal Term that elapses during the pendency of any arbitration proceeding under this Section 3, the provisions of Section 3.8 shall apply.

3.11            During any period of time that an arbitration is pending or proceeding under this Section 3, Lessee shall have no right to assign this Lease or enter into any sublease for all or any portion of the Premises, notwithstanding any provision to the contrary in this Lease.  Furthermore, if this Lease requires that Lessor perform any Lessee improvement work in connection with the Renewal Term, Lessor shall be relieved of any such obligation during the pendency of any arbitration proceeding under this Section 3.

4.            The Renewal Option is granted subject to all of the following conditions:

(a)
As of the date on which Lessee delivers its Renewal Notice and continuing through the commencement date of the Renewal Term, this Lease shall be in full force and effect and no act or omission shall occur which, with the giving of notice or the passage of time, or both, shall constitute a Breach or Default by Lessee under this Lease.

(b)	There shall be no further right of renewal after the expiration of the second Renewal Term.
(c)
The Renewal Option is personal to Lessee.  In the event that Lessee assigns its interest under this Lease or subleases all or any portion of the Premises, whether or not in accordance with the requirements of this Lease, and whether directly or indirectly, the provisions of this Exhibit A, shall not be available to, or run to the benefit of, and may not be exercised by, any assignee or sublessee.